Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-155535
Dated September 2, 2011

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JPMorgan Alerian MLP Index ETNs

OVERVIEW

JPMorgan Alerian MLP Index Exchange Traded
Notes ("ETNs") provide convenient access to
midstream energy MLPs. The ETNs pay a variable
quarterly coupon linked to the cash distributions paid
on the MLPs in the index, less accrued tracking
fees(1).  The ETN coupons are reported on Form
1099s and therefore eliminate the administrative
burden associated with K-1 forms. Investors can
trade the ETNs on the NYSE, Arca exchange or
receive a cash payment at the scheduled maturity or
upon early repurchase(2), based on the performance
of the index. The ETNs are senior, unsecured
obligations of JPMorgan Chase and Co.

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Current Yield(4)                                                                    ETN Details
------------------------------- ----- ----------------------------------------- ------------------------------------- -------------
 ------------------
                                                                                     Ticker
           AMJ
=============================== ===== ========================================= ------------------ ------------------ -------------
 ------------------
Alerian MLP ETN                                     5.46%                            Intraday Indicative Value Ticker
        AMJ.IV(3)
                                =====                                           ------------------------------------- -------------
 ------------------
    REITs ETF                         3.74%                                          Index
 Alerian MLP Index (AMZ)
                                ===== ========================================= ------------------ ------------------
 --------------------------------
  Utilities ETF                        3.95%                                         Current Yield
         5.46%(4)
                                -----                                           ------------------ ------------------ -------------
 ------------------
                                                                                     Market Capitalization
 $2,839,200,000(5)
-------------------------------

    Bond ETF                    2.54%
                                                                                ------------------ ------------------ -------------
 ------------------
                                                                                     Primary Exchange
     NYSE, Arca
------------------------------- ----- ----------------------------------------- ------------------------------------- -------------
 ------------------
Sources: Bloomberg, JPMorgan. Calculated as of August 31, 2011. "REITs ETF",         Tracking Fee
 0.85% per annum
                                                                                ------------------ ------------------ -------------
 ------------------
"Utilities ETF", and "Bond ETF" refer to the iShares Dow Jones U.S. Real Estate
Index Fund, the Utilities Select Sector SPDR Fund, and the iShares Barclays          Maturity Date
   May 24, 2024
                                                                                ------------------ ------------------ -------------
 ------------------
Aggregate Bond Fund, respectively. The current yield equals the most recent
dividend or coupon, with ex-dividend data on or before the date shown above,         CUSIP
     46625H365
annualized and divided by the closing price of the investment on the date shown
                                                                                ------------------ ------------------ -------------
 ------------------
above. Yields shown are not indicative of ETN coupons, if any.
Index Total Returns (%), Standard Deviations (%), and Correlation
                                                                                                   5 Year Return      Standard
 Deviation
                                         3 Month Return                         1 Year Return
     Correlation
                                                                                                    Annualized           Annualized
------------------------------- ----- ----------------------------------------- ------------------ ------------------ -------------
 ------------------
Alerian MLP Index                            -1.89%                               18.43%              13.87%               22.82%
        1.00
------------------------------- ----- ----------------------------------------- ------------------ ------------------ -------------
 ------------------
S and P 500([R]) Total Return Index              -8.90%                               18.50%              0.78%                21.32%
        0.68
------------------------------- ----- ----------------------------------------- ------------------ ------------------ -------------
 ------------------
S and P 500([R]) Utilities Index                 1.25%                                15.01%              3.49%                18.04%
        0.61
------------------------------- ----- ----------------------------------------- ------------------ ------------------ -------------
 ------------------
FTSE NAREIT Equity REITs Index(SM)           -7.53%                               18.44%              0.23%                36.00%
        0.51
------------------------------------- ----------------------------------------- ------------------ ------------------ -------------
 ------------------
Barcap US Aggregate Bond Index(SM)           2.77%                                 4.62%              6.56%                3.99%
        0.00
------------------------------------- ----------------------------------------- ------------------ ------------------ -------------
 ------------------
Dow Jones UBS Commodity Index(SM)            -1.26%                               25.83%              0.84%                21.76%
        0.51
------------------------------------- ----------------------------------------- ------------------ ------------------ -------------
 ------------------

Sources: Bloomberg, JPMorgan. Calculated as of August 31,2011. The standard deviation and correlation are based on monthly returns over the past 5 years.
The returns, standard deviations and correlations are provided for informational purposes only. Correlation refers to correlation of the relevant index to the Alerian MLP Index. The returns are total returns which reflect the performance of each index including dividends. Historical performance of the
Index is not indicative of future performance of the Index or the ETNs. There is no guarantee that the Index or the ETNs will outperform any investment strategy.
1. The "Accrued Tracking Fee" for a given coupon period, as more fully described in the relevant pricing supplement, represents an amount equal to the
Tracking Fee of 0.85% per annum accrued for that coupon period multiplied by the Current Indicative Value on the Index Business Day prior to the date of determination, plus the aggregate amounts, if any, by which the previous
Accrued Tracking Fees have exceeded the cash distributions, if any, made by the underlying MLPs.
2. Investors may request on a weekly basis that the Issuer repurchase a minimum of 50,000 notes prior to the maturity date, subject to the procedures described in the relevant pricing supplement. Early repurchases will be subject to a
Repurchase Fee of 0.125% , as further described in the relevant pricing supplement.
3. The intraday indicative value of the ETNs (the "IIV") is meant to approximate the intrinsic economic value of an ETN. The IIV calculation will be provided for reference purposes only. It is not intended as a price or quotation. The IIV will be based on the intraday indicative values of the
Index, and may not be equal to the payment at maturity or upon early repurchase. Please see the relevant pricing supplement for details.
4. Current yield equals the most recent coupon, with ex-dividend data on or before August 31, 2011, annualized and divided by the closing price of the ETN on August 31, 2011 and rounded to two decimal places for ease of presentation.
The coupons are based on the cash distributions, if any, paid on the underlying
MLPs, less the Accrued Tracking Fee. The coupons are variable and may be zero.
5. This number, in some cases, has been rounded for ease of presentation. As of
August 31, 2011, the Market Capitalization of the ETNs was $2,839,200,000 which equals the number of ETNs issued as of August 31, 2011 multiplied by the closing price of the ETNs on August 31, 2011. A portion of the ETNs issued as of August 31, 2011 is held by an affiliate of JPMorgan Chase & Co.

September 2, 2011

The Alerian MLP Index
The Alerian MLP Index ("Index") is a market-cap weighted, float-adjusted index created to provide a comprehensive benchmark for investors to track the performance of the energy MLP sector. The Index

components are selected      by  Alerian Capital
Management, LLC ("Alerian").

Alerian is a registered investment advisor that

exclusively manages portfolios focused on midstream
energy MLPs.
Top 10 Index Components
--------------------------------- ------ ----------
 Name                             Ticker Weight
--------------------------------- ------ ----------
 Enterprise Products Partners LP   EPD   14.04%
--------------------------------- ------ ----------
 Kinder Morgan Energy Partners LP  KMP    9.64%
--------------------------------- ------ ----------
 Energy Transfer Partners LP       ETP    5.03%
--------------------------------- ------ ----------
 Plains All American Pipeline LP   PAA    5.00%
--------------------------------- ------ ----------
 Energy Transfer Equity LP         ETE    4.82%
--------------------------------- ------ ----------
 Linn Energy LLC                   LINE   4.39%
--------------------------------- ------ ----------
 Magellan Midstream Partners LP    MMP    4.36%
--------------------------------- ------ ----------
 Buckeye Partners LP               BPL    3.59%
--------------------------------- ------ ----------
 Kinder Morgan Management LLC      KMR    3.49%
--------------------------------- ------ ----------
 ONEOK Partners LP                 OKS    3.21%
--------------------------------- ------ ----------

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Sources: Bloomberg, JPMorgan. As of August 31, 2011. Each of these indices was calculated based on a level for such index set equal to 100% on August 31,
2006. Historical performance of the Index is not indicative of future performance of the Index or the ETNs. Fluctuations in the Index may be more or less than that for the value of the ETNs. All returns displayed above reflect the index performance including dividends, and are calculated without deducting any applicable transaction fees. There is no guarantee that the Index or the
ETNs will outperform any alternative investment strategy. Your payment at maturity or upon early repurchase of the ETNs, as more fully described in the relevant pricing supplement is based on the VWAP Level of the Alerian MLP Index which excludes dividends. The VWAP Level of the Index will most likely differ from its closing level.
Contact Details Telephone: 800-576-3529

Website:   www.jpmorgan.com/etn
Email:     alerian_etn@jpmorgan.com
Disclaimer

MLP Overview:
What are MLPs? Master Limited Partnerships ("MLPs") are limited partnerships that are publicly traded on a

U.S. securities exchange. The majority of  MLPs

currently operate in the energy infrastructure industry, owning assets such as pipelines that transport crude oil, natural gas and other refined petroleum products. MLPs typically generate fee-based revenues, which tend not to be directly tied to changes in commodity prices.

Why invest in MLPs? MLPs provide relatively low correlation to a wide range of asset classes including equities and commodities and have produced attractive historical yields compared to other income-oriented investments.

Benefits of Investing in the ETNs
Exposure to a portfolio of energy MLPs through a single investment.
Income via quarterly coupons linked to the cash distributions, if any, paid on the MLPs in the Index, less fees.
No K-1 forms will be received by investors in the ETNs. The coupons are reported as ordinary income on Form 1099.
There is no leverage to the MLPs in the ETN performance .

What are the main risks in the ETNs? The ETNs may result in a loss.

The ETNs are exposed to the credit risk of JPMorgan Chase & Co.

The ETNs may not have an active trading market and may not continue to be listed over their term.

The payment at maturity or upon early repurchase of the ETNs will be based on the VWAP Level of the Index and not on the closing level of the Index. The VWAP
Level of the Index will most likely differ from the closing level of the Index or the IIV.

The coupon payments on the ETNs will be variable and may be zero. The Accrued
Tracking Fee reduces the potential coupons and/or the payment at maturity or upon early repurchase.

The Issuer's obligation to repurchase the ETNs is on a weekly basis, and is subject to substantial minimum size restrictions.

You will not know how much you will receive upon early repurchase at the time that you elect we repurchase your ETNs.

The risks identified above are not exhaustive.  You should also review carefully the related "Risk Factors" section of the relevant product supplement and the "Selected Risk Considerations" in the relevant pricing supplement.

SEC Legend: JPMorgan Chase and Co. has filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate.
Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase and Co. has filed with the SEC for more complete information about JPMorgan Chase and Co. and this offering. You may get these documents without cost by visiting
EDGAR on the SEC Web site at www.sec.gov. Alternatively, JPMorgan Chase and Co., any agent or any dealer participating in this offering will arrange to send you the prospectus and each prospectus supplement as well as any product supplement, pricing supplement and term sheet if you so request by calling toll-free 800-576-3529.
Free Writing Prospectus Filed Pursuant to Rule 433 Registration Statement No.
333-155535
To the extent there are any inconsistencies between this free writing prospectus and the relevant pricing supplement, the relevant pricing supplement, including any hyperlinked information, shall supersede this free writing prospectus.
Investment suitability must be determined individually for each investor. The financial instruments described herein may not be suitable for all investors.
This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult their own advisors on these matters.
IRS Circular 230 Disclosure: JPMorgan Chase and Co. and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters contained herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Chase and Co. of any of the matters address herein or for the purpose of avoiding U.S. tax-related penalties. The tax consequences of the ETNs are uncertain.